
COMBINED STATEMENTS OF                 U S WEST COMMUNICATIONS GROUP
CASH FLOWS (UNAUDITED)
                                                    Quarter Ended
                                                      March 31,
Dollars in millions                                 1998     1997
-------------------------------------------------- -------- --------
OPERATING ACTIVITIES
 Net income                                       $    347 $    339
 Adjustments to net income:
  Depreciation and amortization                        524      527
  Gain on sale of rural telephone exchanges             -       (18)
  Deferred income taxes and amortization
   of investment tax credits                            61       18
 Changes in operating assets and liabilities:
  Postretirement medical and life costs,
   net of cash fundings                                (22)     (10)
  Accounts receivable                                   95       82
  Inventories, supplies and other                      (36)     (34)
  Accounts payable and accrued liabilities              98      193
 Other - net                                             2       -
-------------------------------------------------- -------- --------
Cash provided by operating activities                1,069    1,097
-------------------------------------------------- -------- --------
INVESTING ACTIVITIES
 Expenditures for property, plant and equipment       (557)    (400)
 Proceeds from sale of rural telephone
  exchanges                                             -         7
 Proceeds from (payments on) disposals of
  property, plant and equipment                         19       (7)
 Purchase of PCS licenses                              (18)      -
-------------------------------------------------- -------- --------
Cash (used for) investing activities                  (556)    (400)
-------------------------------------------------- -------- --------
FINANCING ACTIVITIES
 Net proceeds from (repayments of) short-term debt     119     (429)
 Repayments of long-term debt                          (23)     (54)
 Dividends paid on common stock                       (259)    (237)
 Proceeds from issuance of common stock                 17       24
 Purchases of treasury stock                           (21)      -
-------------------------------------------------- -------- --------
Cash (used for) financing activities                  (167)    (696)
-------------------------------------------------- -------- --------
CASH AND CASH EQUIVALENTS
 Increase                                              346        1
 Beginning balance                                      27       80
-------------------------------------------------- -------- --------
Ending balance                                    $    373 $     81
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

NOTE: Certain reclassifications have been made to conform to the current year presentation.